Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           TELEPLUS ENTERPRISES, INC.
                           --------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              NEVADA                                      90-0045023
   ----------------------------                           ----------
   (STATE OR OTHER JURISDICTION                         (IRS EMPLOYER
         OF INCORPORATION)                               IDENTIFICATION NO.)


465 ST. JEAN, SUITE 601, MONTREAL, QUEBEC, CANADA              H4N 2R6
------------------------------------------------------         --------------
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                     (ZIP CODE)


                           STOCK ISSUANCE PURSUANT TO
                      2003 NON-QUALIFIED STOCK OPTION PLAN
                      ------------------------------------
                            (FULL TITLE OF THE PLAN)


                                                 COPY TO:
    MARIUS SILVASAN                         JEROLD N. SIEGAN, ATTORNEY AT LAW
    TELEPLUS ENTERPRISES, INC.              ARNSTEIN & LEHR LLP
    465 ST. JEAN, SUITE 601                 12TH FLOOR
    MONTREAL, QUEBEC, CANADA H4N 2R6        120 S. RIVERSIDE PLAZA
    (514) 344-0778                          CHICAGO, ILLINOIS 60605
    NAME, ADDRESS AND TELEPHONE             TELEPHONE:  312) 876-7100
    (NUMBER OF AGENT FOR SERVICE)           TELECOPIER:  312-876-0288

      APPROXIMATE DATE OF PROPOSED SALES PURSUANT TO THE PLAN: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                         CALCULATION OF REGISTRATION FEE
===========================================================================================================

                                                  PROPOSED MAXIMUM     PROPOSED MAXIMUM      AMOUNT OF
          TITLE OF SECURITIES     AMOUNT TO BE   OFFERING PRICE PER   AGGREGATE OFFERING   REGISTRATION
           TO BE REGISTERED        REGISTERED         SHARE (1)              PRICE              FEE
-----------------------------------------------------------------------------------------------------------

Common Stock, $.001 par value        2,000,000       $0.36              $720,000              $91.22
===========================================================================================================

(1) Calculated in accordance with Rule 457(c) solely for the purpose of determining the registration fee. The offering price is based on the last sale price as reported on the Nasdaq Electronic Bulletin Board as of November 24, 2004.

                                     PART I

                INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS


ITEM 1. PLAN INFORMATION

      Information required by Item 1 is included in documents sent or given to participants in the Plan pursuant to Rule 428(b)(1) of the Securities Act.

ITEM 2. REGISTRATION INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

      Information required by Item 2 is included in documents sent or given to participants in the Plan pursuant to Rule 428(b)(1) of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

      The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement and are made a part hereof:

      (a) The Company's Annual Report on Form 10-KSB filed on April 14, 2004, for the fiscal year ended December 31, 2003, which includes audited financial statements as of and for the year ended December 31, 2003.
      (b) The Company's Registration Statement on Form SB-2 filed on August 27, 2004 on behalf of certain selling stockholders in connection with the registration of 17,400,955 shares of the Company's common stock $.001 par value per share and declared effective on October 1, 2004, which includes audited financial statements as of and for the year ended December 31, 2004, and quarter ended June 30, 2004.
      (c) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in Item 3(a) above which are the Registrant's Quarterly Report on Form 10-QSB filed on November 15, 2004 for the quarterly period ended September 30, 2004 and the Registrant's Current Reports on Form 8-K filed with the SEC on October 1, 2004, August 26, 2004, August 16, 2004, July 16, 2004, May 20, 2004, March
            22, 2004 and February 13, 2004.

      All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of filing this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

      Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superceded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which is also, or is deemed to be, incorporated herein by reference modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

COMMON STOCK

      GENERAL. The Company is authorized to issue 150,000,000 shares of Common Stock, $.001 par value per share.

      The holders of the Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of the Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. The holders of the Common Stock as such have no conversion, sinking fund, cumulative, preemptive or other subscription rights and there are no redemption provisions applicable to the Common Stock.

      VOTING RIGHTS. The holders of the Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the results that the holders of shares having more than fifty percent (50%) of the votes for the election of directors can elect all of the directors.

      DIVIDEND POLICY. To date, the Company has not paid any dividends on its Common Stock. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements and financial condition and other relevant factors. The Board does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in the Company's business operations.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL

      Not applicable

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Company's Articles of Incorporation provide that the Company's directors, officers and stockholders are indemnified from personal liability for damages for breach of fiduciary duty or civil suit as a director or officer. The indemnification provided, however, does not eliminate or limit the liability for acts or omissions that involve intentional misconduct, fraud or a knowing violation of law or the payment of dividends in violation of Nevada Law. The Company's Bylaws further provide that the Company shall indemnify its officers, directors, employees or agents pursuant to and consistent with Nevada law. Nevada law authorizes a corporation to indemnify directors, officers, employees or agents of the corporation in non-derivative suits if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, as determined in accordance with Nevada law.

      The provisions affecting personal liability do not abrogate a director's fiduciary duty to the Company and its shareholders, but eliminate personal liability for monetary damages for breach of that duty. The provisions do not, however, eliminate or limit the liability of a director for failing to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an improper personal benefit, for breaching a director's duty of loyalty, which is generally described as the duty not to engage in any transaction which involves a conflict between the interest of the Company and those of the director, or for violations of the federal securities laws.

      The provisions regarding indemnification provide, in essence, that the Company will indemnify its officers, directors, employees and agents against all expenses including attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding arising out of their status as officers, directors, employees or agents of the Company. The provisions do not require a showing of good faith, however, a determination that indemnification is proper in the circumstances is required.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8. EXHIBITS

      5.1   Opinion and consent of Arnstein & Lehr LLP, Attorneys at Law.
      23.1  Consent of Arnstein & Lehr LLP, Attorneys at Law (included in
            Exhibit 5.1)
      23.2 Consent of Lopez, Blevins, Bork & Associates, LLP, (independent) Certified Public Accountants

ITEM 9. UNDERTAKINGS

      (a) The registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
            (2) That, for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment shall be treated as a new Registration Statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.
            (3) To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Province of Quebec, Canada, on November 24, 2004.

                                   TELEPLUS ENTERPRISES, INC.


                                   BY: /s/ Marius Silvasan
                                      --------------------------------------
                                      Marius Silvasan, Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

         SIGNATURES                       TITLE                      DATE

/s/ Marius Silvasan               Chief Executive Officer,     November 24, 2004
-----------------------------
Marius Silvasan